Exhibit 10.14
HIRERIGHT HOLDINGS CORPORATION
U.S. EXECUTIVE SEVERANCE PLAN
Vice President and Above
Plan Document and Summary Plan Description
1. Introduction
This U.S. Executive Severance Plan (the “Plan”) is adopted by HireRight Holdings Corporation (the “Company”) as of the Effective Date and describes severance benefits to be provided to Eligible Employees of Covered Employers in order to reduce the financial hardship associated with certain circumstances resulting in loss of employment occurring after the Effective Date.
References in parts of this document to “you” mean a particular Eligible Employee reading the Plan.
As of the Effective Date, the Plan replaces and supersedes all previous severance policies of the Covered Employers and any of their predecessors and affiliates with respect to Eligible Employees. The Company reserves the right to amend, modify, or terminate the Plan in whole or in part at any time, but no such amendment, modification, or termination will adversely affect or terminate the rights under the Plan of any Eligible Employee who has a written agreement with any Covered Employer that incorporates the Plan by reference as the expression of that Eligible Employee’s contractual severance entitlements.
This document is also a Summary Plan Description, and describes the provisions of the Plan in effect as of Effective Date and thereafter.
We urge you to read this document carefully so that you will understand the Plan as it applies to you and suggest that you keep this document, and/or any updates or amendments thereto, in a safe place for future reference.
2. Definitions
Capitalized terms used in the Plan are defined as follows:
“Applicable Salary” means the Eligible Employee’s highest annual rate of salary in effect in the 18 months preceding the Termination Date before any salary reduction contributions to any plan under Code Section 125, 132(f) or 401(k), but excluding overtime, bonuses, equity awards, benefits, perquisites, imputed income, or other incentive or extraordinary payments.
“Cause” will have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “cause” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer, then “Cause” means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by the Eligible Employee of any material property, funds or business opportunity of any Covered Employer, or any other act by the Eligible Employee involving material and intentional theft, fraud, dishonesty, misrepresentation or moral turpitude; (B) willful failure or refusal by the Eligible Employee to perform any lawful directive of any Covered Employer or the duties of the Eligible Employee’s employment; (C) failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of any Covered Employer; (D) gross negligence or material willful misconduct on the part of the Eligible Employee in the performance of his or her duties as an employee, officer or director of any Covered Employer; (E) the Eligible Employee’s willful and material breach of any contractual obligation, fiduciary duty, or duty of loyalty to any Covered Employer; (F) any act or omission to act of the Eligible Employee intended to materially harm or damage the business, property, operations, financial condition or reputation of any Covered Employer; (G) the Eligible Employee’s failure to cooperate, if requested by any Covered Employer, with any investigation or inquiry into the business practices, whether internal or external, of the Company or any Covered Employer or the Eligible Employee, including the Eligible Employee’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; or (H) the Eligible Employee’s voluntary resignation or other termination of employment effected by the Eligible Employee at any time when the Covered Employer could effect such termination with Cause, provided that any act or conduct by a Eligible Employee described in item (B), (C), (D), (E), or (G) will not constitute Cause if (i) the Eligible Employee ceases such act or conduct and cures its effects in all material respects within a period of thirty (30) days following notice thereof by the Covered Employer to the Eligible Employee; and (ii) the Eligible Employee has not previously engaged in any act or conduct described in item (B), (C), (D), (E), or (G) that did not constitute Cause because the Eligible Employee ceased such act or conduct and cured its effects in all material respects within 30 days after notice, as described above. The determination as to whether an Eligible Employee’s service is being terminated for Cause will be made in good faith by the Covered Employer and will be final and binding on the Eligible Employee. Any determination by the Covered Employer that the service of an Eligible Employee was terminated with or without Cause under the Plan will have no effect upon any determination of the rights or obligations of the Covered Employer or such Eligible Employee for any other purpose.
“Change in Control” has the meaning set forth in the Company’s 2021 Omnibus Incentive Plan (as may be amended from time to time).
“Change-in-Control Circumstances” means the Termination Date occurs during the period beginning 91 days before a Change-in-Control and ending 18 months following such Change-in-Control.
“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Employer” means the Company and/or any direct or indirect wholly owned subsidiary of the Company, regardless of when formed or acquired, that intends to be and becomes an employer of an Eligible Employee (but not with respect to persons the entity does not intend to employ but that might be deemed employees under common law or joint employment doctrine).
“Disability” will have the meaning given such term in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “Disability” is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer, then “Disability” means cause for termination of the Eligible Employee’s employment or service due to a determination that the Eligible Employee is disabled in accordance with a long-term disability insurance program maintained by the Company or another Covered Employer or a determination by the U.S. Social Security Administration that the Eligible Employee is totally disabled.
“Effective Date” is the date of the commencement of public trading of the common stock of the Company following the initial public offering thereof.1
“Eligible Employee” means a Full-Time Regular Employee of any Covered Employer:
(i)    who is a resident of the USA;
(ii)    who has been employed on a continuous basis for at least 180 days by any one or more Covered Employers as of the Termination Date;
(iii)    who is a Vice President or above as of the Termination Date;
(iv)    whose employment is terminated by the Covered Employer without Cause, or by the Eligible Employee with Good Reason; and
(v)    who is not entitled to or eligible for any other severance benefits pursuant to any other plan or policy of, or any contract with, any Covered Employer or any other affiliate of the Company.
For clarity, an employee who voluntarily resigns employment without Good Reason or whose employment is terminated by a Covered Employer for Cause is not an Eligible Employee. For purposes of clause (iii) of this definition of “Eligible Employee” and an Eligible Employee’s entitlement to Severance Benefits pursuant to Section 5, references to an Eligible Employee’s title shall disregard any reduction in title effected by any Covered Employer during the period set forth in the definition of “Change-in-Control Circumstances”.
“Full-Time Regular Employee” means only those employees who are regularly scheduled to work 30 or more hours per week, and in any case excludes an employee who is classified on the records of a Covered Employer as a temporary employee,
1 Trading of the common stock of HireRight Holdings Corporation commenced on ________, 2021.

intern, leased employee, independent contractor, intermittent employee, or any similar classification.
“Good Reason” will have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “Good Reason” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer, then “Good Reason” means the occurrence of any of the following events without the Eligible Employee’s written consent: (i) the Covered Employer materially breaches the terms of the Eligible Employee’s employment as set forth in a written employment agreement, if any; (ii) the Covered Employer materially reduces the Eligible Employee’s job duties without a bona fide reason to do so based upon the Eligible Employee’s performance, skills, experience, or availability (provided that a change in duties will not constitute a reduction in duties without a material and permanent reduction in substantive job characteristics such as (without limitation) scope of responsibility or difficulty; or (iii) the Covered Employer reduces the Base Salary other than as part of a broad-based salary reduction not exceeding 20% over any two-year rolling period; provided that “Good Reason” will not exist unless (x) the Eligible Employee gives the Covered Employer written notice of resignation for “Good Reason” (including an identification of the event the Eligible Employee claims to be “Good Reason”) within 45 days after the Eligible Employee’s first having knowledge of the occurrence of the event, (y) the Covered Employer does not cure the event within 30 days after receiving such notice (if the event is curable) and (z) the Executive resigns his employment within 90 days after the end of such 30‐day cure period.
“Lump Sum Payment Date” means three business days after the later of the Termination Date or the date the Release Condition is satisfied.
“Management Committee Employee” means an Eligible Employee who is classified above the level of Executive Vice President in the Company’s human resources records or according to any employment agreement, offer letter, or promotion notice. The inclusion of the word “Chief” in an Eligible Employee’s title does not necessarily mean that the Eligible Employee is a Management Committee Employee.
“Separation Agreement” means a Separation Agreement and Release of Claims against the Company and its affiliates (including the Covered Employer) and their personnel arising out of an Eligible Employee’s employment or termination thereof, in the form specified by the Company.
“Severance Benefits” means the Severance Benefits described in Section 5 below.
“Termination Date” means the date an Eligible Employee’s employment with a Covered Employer terminates, following any period of advance notice provided by the

Eligible Employee or the Covered Employer and following the satisfaction of any Service Condition as described below.
3. Severance Benefits Entitlement
a.    Conditions. Eligible Employees who meet each of the Release Condition, the Compliance Condition, and the Service Condition described below, and the other conditions and requirements of the Plan, are entitled to receive Severance Benefits. An Eligible Employee who fails or ceases to comply with the Release Condition, the Compliance Condition, or the Service Condition, or any other condition or requirement of the Plan, at any time during the period beginning on the Termination Date and ending on the later of the first anniversary of the Termination Date and the cessation of payment of Severance Benefits and does not cure such non-compliance within ten days of notice and demand by the Company, will cease to be eligible to receive Severance Benefits and must promptly repay to the Company all Severance Benefits received.
b.    Replacement Employment. An Eligible Employee who, at any time before payment in full of all Severance Benefits, is hired or offered bona fide continued employment on a permanent basis by (i) any Covered Employer or other affiliate of the Company or the successor of any of them; or (ii) an acquiror of any Covered Employer or any affiliate of such acquiror, in any case in any position with base salary or wage rate and bonus potential each at least equal to the Eligible Employee’s levels thereof in effect as of immediately before the Termination Date will not receive Severance Benefits due after the earlier of the date of hire or ten days after the date the offer for such employment is extended, whether or not the Eligible Employee accepts such offered position.
4. Conditions
a.     Release Condition. As a condition to receipt of any Severance Benefits, and notwithstanding the timing specified in the Plan for payment of Severance Benefits, (i) an Eligible Employee must execute and deliver to the Company a Separation Agreement; (ii) such Separation Agreement, and in particular the release set forth therein, must become effective as to all released parties following lapse without revocation of any applicable revocation period; and (iii) the Eligible Employee must comply in all material respects with such Separation Agreement.
b.    Compliance Condition. As a condition to receipt of any Severance Benefits, an Eligible Employee must comply in all material respects with all legal and contractual obligations to the Company and the Eligible Employee’s former Covered Employer, including without limitation obligations under any agreement or agreements requiring assignment of intellectual property to the Covered Employer, limiting disclosure and use of confidential information or trade secrets of the Covered Employer or other affiliate of the Company, solicitation of customers and employees of the Covered Employer or other affiliate of the Company, and restricting conduct that is competitive with or adverse to the Covered Employer or other affiliate of the Company, provided this Compliance Condition does not require compliance with any obligations that are not legal and enforceable.
c.     Service Condition. As a condition to receipt of any Severance Benefits, an Eligible Employee (other than a Management Committee Employee) must continue in employment and discharge his/her duties in good faith until the termination of employment date specified by the Covered Employer, which termination date will not be more than 90 days following notification to the Eligible Employee of impending termination of employment unless the Eligible Employee agrees in writing to a later termination date.
5. Severance Benefits
“Severance Benefits” under the Plan are as follows:
a.    Vice President. For Eligible Employees who, as of the Termination Date, are classified as Vice President in the Company’s human resources records or according to any employment agreement or offer letter or promotion notice:
(i)    Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 50% of the Eligible Employee’s base salary, payable over a period of approximately six months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.
(ii)    Under Change-in-Control Circumstances: (A) an amount equal to 50% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.
(iii)    Under all circumstances, reimbursement of COBRA premiums for continuation for six months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.
b.     SVP & EVP. For Eligible Employees who, as of the Termination Date, are classified as Senior Vice President or Executive Vice President in the Company’s

human resources records or according to any employment agreement or offer letter or promotion notice:
(i)    Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 75% of the Eligible Employee’s Base Salary, payable over a period of approximately nine months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.
(ii)    Under Change-in-Control Circumstances: (A) an amount equal to 75% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.
(iii)    Under all circumstances, reimbursement of COBRA premiums for continuation for nine months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.
c.     Management Committee Employees. For Eligible Employees who, as of the Termination Date, are Management Committee Employees:
(i)    Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 100% of the Eligible Employee’s Base Salary, payable over a period of approximately 12 months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.
(ii)    Under Change-in-Control Circumstances: (A) an amount equal to 100% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment

Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.
(iii)    Under all circumstances, reimbursement of COBRA premiums for continuation for 12 months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.
d.     All Eligible Employees.
(i)    Outplacement. In addition to the foregoing, the Company shall provide to the Eligible Employee an opportunity to participate at the Company’s expense in an outplacement program with such features and offered by such provider as may be designated by the Company in its discretion. Any outplacement services provided under the Plan shall be completed by an Eligible Employee in accordance with the outplacement vendor’s requirements; however, in no circumstances shall the outplacement services extend beyond the first anniversary of the Eligible Employee’s Termination Date.
(ii)    Taxes; Payment Schedule. All Severance Benefits are subject to applicable taxes and withholding. Except for payments specified as payable in a lump sum, cash payments based upon salary and bonus shall be paid as if continuation of salary in substantially equal installments on each Company standard payroll date. Each installment shall be treated as a separate and distinct payment for purposes of Code Section 409A. All severance payments shall be paid no later than the last day of the second calendar year following the year of termination.
6. Plan Administration
a. The Plan Administrator. The Plan Administrator is HireRight Holdings Corporation, acting through its officers. The Administrator may at any time delegate (exclusively or non-exclusively) to any other named person or body, or reassume therefrom, any of its responsibilities or administrative duties with respect to the Plan.
Subject to the limitations of the Plan, the Plan Administrator may, in its sole and absolute discretion, make such rules and regulations as it deems necessary or proper for the administration of the Plan and the transaction of business thereunder; interpret the Plan; decide on questions as to the eligibility of any person to receive benefits and the amount of such benefits; authorize the payment of benefits in such manner and at such times as the Plan Administrator may determine; prescribe forms to be used for making various elections under the Plan, for applying for benefits and for any other purposes of the Plan, which prescribed forms in all cases must be executed and filed with the Plan Administrator (unless the Plan Administrator shall otherwise determine), and take such other action or make such determinations in accordance with the Plan as it deems appropriate.
The Plan Administrator shall also have discretion and authority to interpret Plan terms to reflect the Company’s intent. In the event of a scrivener’s error that renders a Plan term inconsistent with the Company’s intent, the Company’s intent controls, and any inconsistent Plan term is made expressly subject to this requirement. The Plan Administrator has the authority to review any extrinsic evidence of intent to conform the Plan term to be consistent with the Company’s intent. Any determination made by the Plan Administrator shall be given deference in the event it is subject to judicial review and shall be followed in all instances unless it is arbitrary and capricious.
No individuals (other than as specifically authorized by the Plan Administrator) have any authority to interpret the Plan (or other official Plan documents) or to make any promises to you about the Plan or the benefits it provides. Only written advice from the Plan Administrator may be relied upon with respect to any features of the Plan.
b. No Duplication of Benefits. An Eligible Employee may not receive severance benefits under both the Plan and any other policy, program, or practice, or any contract of or with any Covered Employer or other affiliate of the Company providing severance payments or similar benefits with respect to the same separation. No Eligible Employee is entitled to receive more than the Severance Benefits corresponding to one employment level under the Plan.
c. No Obligation to re-employ. No Covered Employer or other affiliate of the Company has any obligation to rehire, engage or employ an Eligible Employee in any capacity, including as an independent contractor or consultant, or to affirmatively assist an Eligible Employee in any employment efforts, except for the outplacement services stated herein.
d. Compliance with Code Section 409A. It is intended that the Severance Benefits are, to the greatest extent possible, exempt from the application of Section 409A of the Code (“Section 409A”) and the Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute "deferred compensation" under Section 409A and that the Eligible Employee is a "specified employee" of the Company (or Covered Employer) or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the date that is six months following the Eligible Employee's "separation from service" (as defined under Section 409A) and the Company (or

Covered Employer) (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six-month period had no such delay been imposed, and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. To the extent required by Section 409A, any payments to be made to an Eligible Employee upon his or her termination of employment shall only be made upon such Eligible Employee’s separation from service. Neither the Company nor any Covered Employer makes any representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company or any Covered Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A.
e. Benefit Overpayments. If an Eligible Employee or his or her beneficiary or estate receives any payment under the Plan in excess of the amount which he or she is entitled to receive (including, without limitation, due to mistake of fact or law, or reliance on false or fraudulent statements or information submitted by the Eligible Employee), the Eligible Employee (or his or her beneficiary or estate) will be obligated to repay such excess payments to the Plan upon receipt of a written notice by the Plan Administrator (or any other duly authorized designee) requesting such repayment. The Plan Administrator has full authority, in its sole discretion, to recover the amount of any excess payments (plus interest, attorney’s fees and costs) paid by the Plan to or on behalf of an Eligible Employee or his or her beneficiary or estate. Such authority shall include, but shall not be limited to, the right to (i) seek the excess payment in a lump sum from such recipient; and (ii) initiate legal action or take such other legal action as may be necessary or appropriate to recover any overpayment (plus interest, attorney’s fees and costs).
7. Claims Procedure
a. Initial Claims. Any claim you have with respect to eligibility, participation, benefits or other aspects of the operation or administration of the Plan, including but not limited to: recovery of benefits under the Plan; enforcing rights under the Plan; or clarification with respect to rights to future benefits under the Plan, shall be made in writing to the Plan Administrator within 90 days following the date you knew or should have known of the facts upon which the claim is based. The Plan Administrator will provide you with the necessary forms and make all determinations as to the right of any person to a disputed benefit.
If you make a claim for benefits under the Plan, you will be notified of the acceptance or denial of your claim within 90 days from the date the Plan Administrator receives your claim. In some cases, your request may take more time to review and an additional processing period of up to 90 days may be required. If that happens, you will be notified in writing. The written notice of extension will indicate the circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan’s request for information.
If your claim is wholly or partially denied, or any other adverse benefit determination is made with respect to your claim, the Plan Administrator will furnish you with a written notice of this denial. This written notice will be provided to you within a reasonable period of time (generally 90 days) after the receipt of your claim by the Plan Administrator, subject to any tolling period as set forth above. The written notice will contain (i) the specific reason or reasons for the denial; (ii) specific reference to those Plan provisions on which the denial is based; (iii) a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s appeals procedures (described below) and the applicable time limits, as well as a statement of your right to bring a civil action under ERISA following an adverse benefit determination on review.
b. Claims Appeals. If your claim has been denied, or any other adverse benefit determination is made regarding your claim, and you wish to submit your claim for review, you must file your claim for review, in writing, with the Plan Administrator. You must file the claim for review no later than 60 days after you have received written notification of the denial of your claim for benefits (or, if none was provided, no later than 60 days after the deemed denial of your claim). In connection with the request for review, you (or your duly authorized representative) may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim. In addition, you will be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim. The review by the Plan Administrator will take into account all comments, documents, records, and other information you submit relating to the claim.
The Plan Administrator will make a final written decision on a claim review, in most cases, within 60 days after receiving your written claim for review. In some cases, your claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, you will be notified in writing. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan Administrator’s request for information.
The Plan Administrator’s decision on your claim for review will be communicated to you in writing. If an adverse benefit determination is made, this notice will include (i) the specific reasons(s) for the adverse benefit determination with references to the specific Plan provisions on which the determination is based; (ii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of your right to bring a civil action under Section 502(a) of ERISA.

Before you file a civil action under Section 502(a) of ERISA with respect to any claims under the Plan, you must have filed a claim and appeal with the Plan Administrator, as described herein, and your claim and subsequent appeal must have been denied in whole or in part.

All interpretations, determinations and decisions of the Plan Administrator with respect to any claim, claim on review or any other matter relating to the Plan will be made in its sole discretion based on the Plan documents and will be deemed final and conclusive and binding on all affected parties.
c. Claim Limitation Period. No legal or equitable action to enforce your rights (or clarify your right to future benefits) under the Plan may be brought unless and until you have followed the claims and appeals procedures described herein, and the benefits requested have been denied in whole or in part, or there is some other adverse benefit determination. In addition, no legal or equitable action to enforce your rights (or clarify your right to future benefits) under the Plan, or against the Plan Administrator or any other Plan fiduciary may be brought more than one year following the earlier of (i) the date that such one-year limitations period would commence under applicable law, or (ii) the date upon which you knew or should have known that you did not receive an amount due under the Plan, or (iii) the date on which you fully exhausted the Plan’s administrative remedies.
8. Your Rights Under The Employee Retirement Income Security Act Of 1974
a. Receive Information About Your Plan and Benefits. As a Participant in the Plan, an Eligible Employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:
(i)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
(ii)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan

Description. The Administrator may make a reasonable charge for the copies.
b. Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
c. Enforce Your Rights. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
d. Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the U.S. Department of Labor, Employee Benefits Security Administration, Division of Technical Assistance and Inquiries, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

HIRERIGHT HOLDINGS CORPORATION

By:
Name:
Title:
Date:

ADMINSTRATION INFORMATION
Plan Name	HireRight Severance Plan
Employer Identification Number	81-5023164
Plan Number	502
Plan Year	January 1 to December 31
Plan Sponsor	HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: _____________
Plan Administrator	HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: ____________
Type of Plan	Employee welfare benefit plan within the meaning of ERISA Section 3(1).
Funding Method	Employer funded with general corporate assets
Direct Inquiries to:	Claims for Severance Benefits should be submitted to the Plan Administrator
Agent for Service of Legal Process	General Counsel HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: _____________